The New York Times Company


       Material Provided to Certain Officers and Employees of the Company
                    in Connection with Certain Telephone Calls
                   to Stockholders Concerning Proposal Number 2*
       ------------------------------------------------------------------

What?            Amend the Company's 1991 Executive Stock Incentive Plan (the
----
                 "1991 Plan") to authorize an additional 10,000,000 shares of Class A Common Stock that may be issued thereunder pursuant to the exercise of stock options (p. 23).

Why?             1.  To provide incentives for officers and key employees of the
---
                     Company and its subsidiaries through granting options under the 1991 Plan, thereby stimulating their personal and active interest in the Company's development and financial success and inducing them to remain in the Company's employ
                     (p. 23).

                 2. Of the original 10,000,000 shares reserved under the 1991 Plan (as of 2/26/96**, p.23),

                              -   556,683 shares have been issued;
                              - 7,726,900 shares are reserved for issuance pursuant to outstanding options;
                              - 1,716,327 shares remain available for future option grants.

                 3. This increased authorization should provide sufficient shares for option awards for several years and make unlikely the need to request additional shares in the near future (p. 23).

Who?             1995 grants were as follows (p. 26):
----
                                Name and Position           Number of Options(1)
                                -----------------           ------------------
                 Arthur Ochs Sulzberger,
                   Chairman and Chief Executive Officer  .          75,840
                 Lance R. Primis,
                   President and Chief Operating Officer .          48,827
                 Arthur Ochs Sulzberger, Jr.,
                   Publisher of The New York Times . . . .          40,057
                 William O. Taylor,
                   Publisher of The Boston Globe . . . . .          40,057
                 David L. Gorham,
                   Senior Vice President and Deputy Chief
                   Operating Officer . . . . . . . . . . .          34,514
                 All Executive Officers, as a group(2) . .         411,715
                 All Employees, as a group(3)  . . . . . .       2,034,438



--------------------------------
*       Page references are to proxy statement.
**      Record Date
(1) The Options have an exercise price of $29.75. The Options have a 10-year term, but are subject to earlier cancellation in certain circumstances where the optionholder is no longer employed by the Company or one of its affiliates. The Options vest in accordance with the following schedule: 25% on December 21, 1996; 25% on December 21, 1997; 25% on December 21, 1998; and 25% on December 21, 1999. The
        optionholder must generally be employed for the Options to vest, except that the Options will generally vest automatically upon the retirement, death or disability of the optionholder.
(2)     18 people, including the five named executive officers.
(3)     331  people, including the 18 executive officers.

Dilution:           Can be calculated in many different ways.  Relevant data are
--------
                    (pp.1 and F-25):

                      -   Outstanding Shares (as of 2/26/96):
                          97,225,562

                      -   December 31                         1995          1994
                          -----------                         ----          ----
                          Retirement Units Outstanding       197,000     221,021
                          Stock Awards Available             965,686     973,844
                          Stock Options
                            Outstanding*                  10,007,225   9,281,788
                            Available**                    1,888,961   3,646,047
                          Employee Stock
                          Purchase Plan
                            Available                      4,702,248   5,802,596

                          Voluntary Conversion of Class B
                            Common Stock
                            Available                        568,919     570,121
                                                          ==========  ==========
                          Total                           18,330,039  20,495,417

----------------
* Includes options outstanding under the 1991 Plan, a predecessor plan and the non-employee directors' plan.

**Includes options available under the 1991 Plan and the non-employee directors' plan.


Our Plan Does NOT Have the Following Objectionable Features:
------------------------------------------------------------

1.  Our options must be priced at fair market value on the date of grant, i.e.,
                                                                          ----
    no discounted pricing of options.

2.  Our plan does not permit repricing of underwater options.
                  ---

3.  Our plan is not an evergreen plan, i.e., it does not authorize the award of
                ---                    ----          ---
    a set amount (or percentage) of outstanding shares each year without an expiration date.

4.  We do not engage in "smurfing," i.e., asking for fewer shares than we will
                                    ----
    need for the remaining life of the option plan, so that the dilution looks low to institutional holders. With smurfing, we would repeatedly and often seek to add more shares to our plan. As noted on p. 23 of the proxy statement, the Board believes this authorization will be sufficient for several years and make unlikely the need to request additional shares in the near future.